Exhibit 99.1

500 George Washington Highway

Smithfield, RI 02917

FOR IMMEDIATE RELEASE

Press Release

Contact Information:
Investor Relations:	FGXI:
Idalia Rodriguez	Anthony Di Paola
ICR Inc.	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Acquires Dioptics Medical Products, Inc.

•                  Leader in Polarized Clip-on and Fits-over Sunglasses

•                  SolarShield® and PolarEyes® brands

•                  Accretive to Fiscal 2009 Earnings

Smithfield, RI (November 26, 2008) – FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry, today announced that it has acquired Dioptics Medical Products, Inc., a privately held company located in San Luis Obispo, CA.

Dioptics is engaged in the wholesale and retail sales of sunglasses and optical accessories primarily marketed under the SolarShield and PolarEyes brand names. Dioptics is a leading provider in the medical, mass market, sporting goods and professional eye care marketplaces with a portfolio of proprietary brands of sunglasses and associated eye care products and accessories. Dioptics products are primarily sold through mass merchandisers and chain drug stores, as well as medical supply stores and ophthalmic retailers. Dioptics holds over 400 United States and international patents.

SolarShield sunglasses are the leading brand provided by doctors to their patients following eye surgery.

Alec Taylor, CEO of FGX International commented, “The acquisition of Dioptics is a natural fit for FGX International. The addition of this product line complements our existing product portfolio, accelerates our strategic growth initiatives and strengthens our competitive position. Our customers will realize significant benefits from a single source supplier for all their eyewear needs. In addition, our marketing efforts will be enhanced with the addition of the SolarShield and PolarEyes brands to our successful Foster Grant and Magnivision brands.” Added Mr. Taylor, “Dioptics also opens up a new trade channel for us as we will be entering the medical market, which we believe will generate cross selling opportunities. Moreover, we expect to realize significant synergies in sourcing and supply chain management in the acquired brands as we leverage the buying power of FGX for the Dioptics’ product lines.”

Steve Crellin has been named President of Dioptics.  Mr. Crellin has over 20 years of experience in the eyewear category and has served as Executive Vice President of Sales for FGX for the past 4 years.

Terms of the Transaction

FGX International acquired Dioptics in exchange for 952,380 FGXI ordinary shares and $35.0 million in cash (or $32.7 million, net of Dioptics existing cash balance), subject to certain post closing adjustments. FGX funded the cash portion of the transaction with borrowings from its existing revolving credit facility.

Other

For the fiscal year ended September 30, 2008, Dioptics had net revenues of approximately $33 million.

FGX International expects Dioptics to be accretive to earnings in fiscal 2009.

About FGX International

FGX International Holdings Limited is a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel ™ , Gargoyles® and Anarchy®. The Company does business through offices in Smithfield, Rhode Island, Bentonville, Arkansas, New York City, Toronto, Canada, Mexico City, Mexico, Stoke-on-Trent, United Kingdom and Shenzhen, China.

About Dioptics

Established in 1979, Dioptics has spent a quarter of a century designing, manufacturing and distributing proprietary sun protection. Dioptics extensive portfolio of branded products continues to focus on providing its customers unparalleled comfort and exceptional protection from the sun. With a vast array of proprietary designs, Dioptics strives to offer innovative sunwear solutions that meet its customers’ demands and market trends. Dioptics remains at the forefront of sunwear engineering and technology with some of the world’s most recognizable and trusted brand names, including SolarShield® and PolarEyes®.

Forward Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the Company’s ability to successfully integrate Dioptics Medical Products, Inc.; the failure to execute, or the timing of execution of, anticipated customer contracts; deteriorating economic conditions and decreases in consumer spending; interruptions of supply from our Asian product manufacturers; lost production capacity, production errors and quality control errors at our product manufacturers; political instability or changing conditions in transportation services in foreign countries; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; material changes in customers’ inventory and working capital policies; a material reduction, cessation, or postponement of purchases by our customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; interest rate fluctuations; the Company’s credit insurance may not cover all of our outstanding accounts receivable; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.  These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I, Item 1A – Risk Factors in our Form 10-K for the year ended December 29, 2007, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.